Exhibit 2.11

AGREEMENT FOR PURCHASE AND SALE OF
UNITS IN NEW PE HOLDCO LLC

THIS AGREEMENT FOR PURCHASE AND SALE OF UNITS IN NEW PE HOLDCO LLC, (“Agreement”) dated as of December 9, 2011, is made by and among Debello Investors LLC, a Delaware limited liability company ( “Seller”) and Pacific Ethanol, Inc., a Delaware corporation (“Buyer”).  Unless otherwise defined in this Agreement, capitalized terms used in this Agreement are defined in Exhibit A.

W I T N E S S E T H

WHEREAS, New PE Holdco LLC, a Delaware limited liability company (the “Company”), issued certain limited liability company interests denominated as “Units” pursuant to the LLC Agreement (as defined below) to Seller in connection with the consummation of that certain Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, dated April 16, 2010, filed with the United States Bankruptcy Court for the District of Delaware by the predecessors in interest to the Company’s direct and indirect wholly-owned subsidiaries;

WHEREAS, in connection with the issuance of the Units, the Company and Seller, among others, have executed that certain Limited Liability Company Agreement of New PE Holdco LLC (the “LLC Agreement”); and

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, seven (7) Units (the “Seller Units”).

NOW, THEREFORE, in consideration of the agreements and mutual covenants and based upon the representations and warranties set forth herein, the parties agree as follows:

1.           Purchase and Sale of Seller Units.

(a)           Subject to the terms and conditions of this Agreement, Buyer agrees to purchase, and Seller agrees to sell, convey, assign, transfer and deliver to Buyer, the Seller Units, free and clear of all Encumbrances, on the Closing Date.

(b)           As consideration for the sale of the Seller Units to Buyer at the Closing, Buyer shall pay to Seller, in cash, a total of $455,000, reflecting a sales price of $65,000 per Unit (the “Cash Consideration”), by wire transfer to the account designed by Seller.

(c)           Subject to Section 2(c), the closing of the sale of the Seller Units to Buyer (the “Closing”) shall take place on such date as Buyer may designate in a written notice delivered to Seller, but in no event later than December 23, 2011 (the “Closing Date”).

2.           Condition Precedent to Buyer’s Obligation to Close.

Buyer’s obligation to purchase the Seller Units is subject to the Buyer giving written notice to Seller that Buyer has closed an anticipated financing transaction.  If Buyer has not delivered such notice to Seller by 12 p.m. EST on December 23, 2011, then this Agreement shall terminate and shall be of no further force or effect.

3.           Seller Representations.  Seller represents and warrants to Buyer as follows:

(a)           Organization.  Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.  Seller is in good standing and qualified to do business as a foreign corporation in any state in which it is doing business.

(b)           Due Authorization; Enforceability. The execution, delivery and performance of this Agreement have been duly and validly authorized by Seller.  Assuming the due authorization, execution and delivery of the same by Buyer, this Agreement and all other agreements and instruments entered into pursuant hereto (collectively,  the “Transaction Documents”) constitute the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with their respective terms (except as may be limited by bankruptcy, insolvency, reorganization and other similar laws and equitable principles relating to or limiting creditors’ rights generally).

(c)           Non-Contravention; Consents. Seller need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the purchase and sale of the Seller Units (the “Transaction”).  Neither the execution and delivery of this Agreement and the other Transaction Documents, nor the consummation of the Transaction, will directly or indirectly (with or without notice or lapse of time):  (i) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the Charter Documents of Seller or the Company; (ii) conflict with or violate any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Seller or the Company is subject; (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which Seller or the Company is a party or by which either is bound; or (iv) result in the imposition or creation of an Encumbrance upon the Seller Units.

(d)           Ownership of Seller Units.  Seller is the unconditional and sole legal, beneficial, record and equitable owner of the Seller Units and Seller has full power and authority to sell and transfer the Seller Units, free and clear of any restrictions on transfer or any other Encumbrances.  Seller has not ever sold, assigned transferred or otherwise disposed of all or any portion of Seller Units.  Seller is not a party to any option, warrant, purchase right, or other contract or commitment (other than this Agreement) that could require Seller to sell, transfer, or otherwise dispose of any Seller Units, or any voting or economic right therein, of the Company.  Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any Seller Units.

(e)           Distributions.  Seller has no current outstanding obligation to return to the Company all or any portion of any distribution previously received from the Company in respect of the Seller Units.

(f)           LLC Agreement.  The LLC Agreement is a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms (except as may be limited by bankruptcy, insolvency, reorganization and other similar laws and equitable principles relating to or limiting creditors’ rights generally).

(g)           Brokers.  Seller has not agreed or become obligated to pay, or has taken any action that might result in any person, entity or governmental body claiming to be entitled to receive, any brokerage commission, finder’s fee or similar commission or fee in connection with the Transaction.

(h)           Taxes, etc.  Seller has no knowledge of any sales taxes, use taxes, transfer taxes, documentary charges, recording fees or similar taxes, charges, fees or expenses that will become due and payable as a result of the consummation of the Transaction.

4.           Buyer Representations.  Buyer represents and warrants to Seller as follows:

(a)           Organization.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Seller is in good standing and qualified to do business as a foreign corporation in any state in which it is doing business.

(b)           Due Authorization; Enforceability.  The execution, delivery and performance of this Agreement have been duly and validly authorized by Buyer.  Assuming the due authorization, execution and delivery of the same by Seller, this Agreement and the other Transaction Documents hereto constitute the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with their respective terms (except as may be limited by bankruptcy, insolvency, reorganization and other similar laws and equitable principles relating to or limiting creditors’ rights generally).

(c)           Non-Contravention; Consents. Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the Transaction.  Neither the execution and delivery of this Agreement and the other Transaction Documents, nor the consummation of the Transaction, will directly or indirectly (with or without notice or lapse of time):  (i) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the Charter Documents of Seller; (ii) conflict with or violate any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Buyer is subject; or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which Buyer is a party or by which it is bound.

(d)           LLC Agreement.  The LLC Agreement is a valid and binding obligation of Buyer, enforceable against Seller in accordance with its terms (except as may be limited by bankruptcy, insolvency, reorganization and other similar laws and equitable principles relating to or limiting creditors’ rights generally).

(e)           Conditions Precedent in Unit Assignment Met.  Upon execution and delivery of the Unit Assignment to the Company, the Company shall have received all information required pursuant to the LLC Agreement to effectuate this Transaction, as set forth in the Unit Assignment (as defined below).

(f)           Taxes, etc.  Buyer has no knowledge of any sales taxes, use taxes, transfer taxes, documentary charges, recording fees or similar taxes, charges, fees or expenses that will become due and payable as a result of the consummation of the Transaction.

5.           Closing Deliverables by Seller. At the Closing, Seller shall deliver the following to Buyer:

(a)           a certificate from Seller certifying that (i) each of the representations and warranties made by Seller in this Agreement is true and correct as of the date of this Agreement and the date of the Closing and (ii) each of the covenants and agreement that Seller is required to have complied with or performed pursuant to this Agreement at or prior to the Closing has been duly complied with and performed in all respects; and

(b)           the “New PE Holdco LLC Unit Assignment” required for transfers of Units under the terms of the LLC Agreement (the “Unit Assignment”).

6.           Closing Deliverables by Buyer.  At the Closing, Buyer shall deliver the following to Seller:

(a)           a certificate from Buyer certifying that (i) each of the representations and warranties made by Seller in this Agreement is true and correct as of the date of this Agreement and the date of the Closing and (ii) each of the covenants and agreement that Buyer is required to have complied with or performed pursuant to this Agreement at or prior to the Closing has been duly complied with and performed in all respects; and

(b)           the Cash Consideration.

7.           Survival of Representations and Covenants.

(a)           The covenants and agreements of each Party shall survive the Closing for the periods specified in such covenants and agreements, or if no period is specified, until the first anniversary of the Closing.  The representations and warranties of each Party shall survive until the Closing and the full and irrevocable performance of all of the obligations by each such Party hereunder.

(b)           The representations, warranties, covenants and obligations of Seller and Buyer and the rights and remedies that may be exercised by any Indemnified Party shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or any knowledge of, any of the Indemnified Parties or any of their Representatives.

8.           Indemnification by Seller.  Each Party shall hold harmless and indemnify each of the other Party’s respective Indemnified Parties from and against, and shall compensate and reimburse each of such Indemnified Parties for, any Losses that are directly or indirectly suffered or incurred by any of such Indemnified Parties or to which any of such Indemnified Parties may otherwise become subject at any time and that arise directly from or as a direct result of, or are directly connected with:

(a)           any breach by the Party or of any its representation or warranty of contained in this Agreement, any other Transaction Document or in any certificate delivered by pursuant to any provision of this Agreement or any other Transaction Document; or

(b)            any breach of any covenant or agreement of the Party contained in this Agreement or any other Transaction Document.

Notwithstanding the foregoing, in no case shall a Party be liable for consequential or punitive damages.

9.           Additional Agreements.

(a)           Further Assurances.  Each Party agrees to execute and deliver such further documents and instruments and to take such further actions after the Closing as may be necessary or desirable and reasonably requested by the other Party to give effect to the Transaction.

(b)           Expenses; Attorneys’ Fees.  Each Party shall bear and pay all fees, costs and expenses that have been incurred or that are in the future incurred by, on behalf of, such Party in connection with the negotiation, preparation and review of this Agreement, the other Transaction Documents and all certificates and other instruments and documents delivered or to be delivered in connection with the Transaction, and the consummation and performance of the Transaction.  If a Party shall bring any action, suit, counterclaim, appeal, arbitration, or mediation for any relief against the other Party, declaratory or otherwise, to enforce the terms hereof or to declare rights hereunder (referred to herein as an “Action”), the non-prevailing party in such Action shall pay to the prevailing party in such Action the prevailing party’s reasonable attorneys’ fees and expenses.

10.           Miscellaneous.

(a)           Notices.  All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be and shall be sent by certified mail, return receipt requested, by hand delivery (against a signed receipt), or by reputable overnight delivery service (such as Federal Express) which can certify actual delivery, or by facsimile or e-mail.  Notices, demands and communications to Seller or Buyer shall, unless another address is specified in writing in accordance herewith, be sent to the address indicated below:

Notices to Seller:	Debello Investors LLC
c/o Wexford Capital LP
411 West Putnam Avenue
Greenwich, CT 06830
Attn: John V. Doyle
Tel: 203-862-7018
Fax: 203-862-7318
Email: jdoyle@wexford.com

With a copy to:
Arthur Amron, Esq.
Tel: 203-862-7012
Fax: 203-862-7312
Email: aamron@wexford.com

Notices to Buyer:	Pacific Ethanol, Inc.
400 Capitol Mall
Suite 2060
Sacramento, CA 95814
Attn: General Counsel
Tel: (916) 403-2123
Fax: (916) 403-2785
Email: cwright@pacificethanol.net

Any notice given by certified mail, as aforesaid, shall be deemed given on the third (3rd) day after such notice is deposited with the United States Postal Service.  Any notice given by hand, as aforesaid, shall be deemed given when received (against a signed receipt).  Any notice given by overnight delivery service, as aforesaid, shall be deemed given on the first business day following the date when such notice is deposited with such delivery service.  Any notice given by facsimile, as aforesaid, shall be deemed given upon receipt of answerback confirmation.  Any notice given by e-mail, as aforesaid, shall be deemed given upon receipt of notice of delivery.

(b)           Amendment.  No amendment, modification or waiver of this Agreement shall be valid unless the same shall be in writing and signed by Seller and Buyer.  A waiver or amendment by a Party shall only be effective if (a) it is in writing and signed by the relevant Party or Parties, (b) it specifically refers to this Agreement and (c) it specifically states that it is intended to amend or modify this Agreement or waive a right hereunder.  Any such amendment, modification or waiver shall be effective only in the specific instance and for the purpose for which it was given.

(c)           Waiver.  No failure or delay on the part of the parties or any of them in exercising any right, power or privilege hereunder, nor any course of dealing between the parties or any of them shall operate as a waiver of any such right, power or privilege nor shall any single or partial exercise of any such right, power or privilege preclude the simultaneous or later exercise of any other right, power or privilege.  The rights and remedies herein expressly provided are cumulative and are not exclusive of any rights or remedies which the parties or any of them would otherwise have.

(d)           Counterparts.  This Agreement may be executed in any number of counterparts with the same effect as if all of the parties hereto had signed the same document.  All counterparts shall be construed together and shall constitute one agreement.  This Agreement and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or electronic transmission (including a PDF file), shall be treated in all manner and respects as an original Agreement and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  No party hereto shall raise the use of a facsimile machine or electronic transmission to deliver a signature or the fact that any signature was transmitted or communicated through the use of a facsimile machine or electronic transmission as a defense to the formation of a contract and each such party forever waives any such defense.

(e)           GOVERNING LAW.  THE LAWS OF THE STATE OF DELAWARE SHALL GOVERN THE VALIDITY OF THIS AGREEMENT, THE CONSTRUCTION OF ITS TERMS, AND THE INTERPRETATION OF THE RIGHTS AND DUTIES ARISING HEREUNDER, WITHOUT REGARD TO ITS CONFLICTS OF LAWS PROVISIONS.

(f)           Submission to Jurisdiction; Waiver of Jury Trial and Venue.

(1)           SUBMISSION TO JURISDICTION.  EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(2)           WAIVER OF JURY TRIAL AND VENUE.  EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, (i) ANY AND ALL RIGHTS SUCH PARTY MAY HAVE TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR AND (ii) ANY OBJECTION THAT SUCH PARTY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY COURT REFERRED TO ABOVE.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(3)           Service of Process.  Each party hereto agrees that service of process may be effectuated by mailing a copy of the summons and complaint, or other pleading, by certified mail, return receipt requested, in accordance with Section 10(a).

(g)           Benefit and Binding Effect.  Except as otherwise provided in this Agreement, no right under this Agreement shall be assignable and any attempted assignment in violation of this provision shall be void.  Every covenant, term, and provision of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective executors, administrators, heirs, successors, transferees, and assigns.  It is understood and agreed among the parties that this Agreement and the covenants made herein are made expressly and solely for the benefit of the parties hereto, and that no other Person, other than as expressly set forth in this, shall be entitled or be deemed to be entitled to any benefits or rights hereunder, nor be authorized or entitled to enforce any rights, claims or remedies hereunder or by reason hereof.

(h)           Severability.  Any provision of this Agreement which is prohibited, unenforceable or not authorized in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition, unenforceability or nonauthorization without invalidating the remaining provisions hereof or affecting the validity, enforceability or legality of such provision in any other jurisdiction.  The parties hereto agree to negotiate in good faith to replace any illegal, invalid or unenforceable provision of this Agreement with a legal, valid and enforceable provision that, to the extent possible, will preserve the economic bargain of this Agreement.  If any time period set forth herein is held by a court of competent jurisdiction to be unenforceable, a different time period that is determined by the court to be more reasonable shall replace the unenforceable time period.

(i)           Headings; Construction.  Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision hereof.  Every covenant, term, and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any party.  Every schedule and other addendum attached to this Agreement and referred to herein is incorporated in this Agreement by reference unless this Agreement expressly otherwise provides.  All terms and any variations thereof shall be deemed to refer to masculine, feminine, or neuter, singular or plural, as the identity of the Person or Persons may require.

(j)           Entire Agreement.  This Agreement contains the entire understanding and agreement among the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and all contemporaneous oral agreements.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement for Purchase And Sale of Units in New PE Holdco LLC as of the day and year first above written.

Buyer Pacific Ethanol, Inc.

By:	/s/ Neil M. Koehler
Neil M. Koehler, President aned CEO

Seller Debello Investors LLC

By:	/s/ Arthur Amron
Name: Arthur Amron
Title: Vice President and Assistant Secretary

Exhibit A

Definitions

“Action” is defined in Section 9(b).

“Affiliate” means an individual or entity that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified individual or entity.  For purposes of this definition, “control” shall include, without limitation, the exertion of significant influence over an individual or entity and shall be conclusively presumed as to any fifty percent (50%) or greater equity interest.

“Buyer” is defined in the preamble hereof.

“Cash Consideration” is defined in Section 1(b).

“Charter Documents” shall mean, as applicable, the specified entity’s (i) certificate of incorporation or formation or other charter or organizational documents, and (ii) bylaws or operating agreement, each as from time to time in effect.

“Closing” is defined in Section 1(c).

“Closing Date” is defined in Section 1(c).

“Company” is defined in the recitals hereto.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equity, trust, equitable interest, claim, preference, right of possession, lease, tenancy, license, encroachment, covenant, infringement, interference, Order, proxy, option, right of first refusal, preemptive right, community property interest, legend, defect, impediment, exception, reservation, limitation, impairment, imperfection of title, condition or restriction of any nature (including any restriction on the transfer of an asset, any restriction on the receipt of any income derived from an asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of an asset).

“Indemnified Party” means, in respect of Buyer, (a) Buyer and its Affiliates and, in respect of Seller, Seller and its Affiliates.

“LLC  Agreement” is defined in the recitals hereto.

“Loss” shall include any loss, damage, injury, decline in value, liability, claim, demand, settlement, judgment, award, fine, penalty, tax, fee (including any legal fee, expert fee, accounting fee or advisory fee), charge, cost (including court costs and any cost of investigation) or expense of any nature.

“Party” or “Parties” means any of Seller and Buyer.

“Person” means any individual, person, limited liability company, partnership, trust, unincorporated organization, corporation, association, joint stock company, business, group, government, government agency or authority or other entity.

“Representatives” shall mean partners, officers, directors, employees, agents, attorneys, accountants, advisors and representatives of the respective Party or, in the case of Seller, its manager.

“Seller” is defined in the preamble hereof.

“Seller Units” is defined in the preamble hereof.

“Transaction” is defined in 3(c).

“Transaction Documents” is defined in Section 3(b).

 “Unit” is defined in the recitals hereto.

“Unit Assignment” is defined in Section 5(b).